Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (this “Amendment”) is entered into as of April 25, 2006 (to become effective on the date set forth in Section 5.0 of this Amendment), between Northwestern Corporation, a Delaware corporation (the “Company”), and LaSalle Bank National Association, a national banking association, as Rights Agent (the “Rights Agent”), and amends the Rights Agreement dated as of December 5, 2005, between the Company and the Rights Agent (the “Rights Agreement”).

WHEREAS, the Company desires to amend the Rights Agreement to prevent certain Persons acting with the approval of the Board of Directors of the Company to acquire all of the equity interests in the Company from becoming Acquiring Persons; and

WHEREAS, this Amendment is entered into pursuant to Section 27 of the Rights Agreement prior to the time that any Person, to the knowledge of the Company, has become an Acquiring Person.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

1.0  Defined Terms. Terms defined in the Rights Agreement and used and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

2.0  Additional Definitions. Section 1 of the Rights Agreement is hereby amended to add the following definitions, which shall be inserted into Section 1 in alphabetical order:

“Merger Agreement” shall mean the Agreement and Plan of Merger made and entered into as of April 25, 2006, by and among Parent, Holding Company, Holdings, Sub and the Company.

“Parent” shall mean Babcock & Brown Infrastructure Limited, an Australian public company.

“Holding Company” shall mean BBI US Holdings Pty Ltd. Company, an Australian Company and direct wholly-owned subsidiary of Parent.

“Holdings” shall mean BBI US Holdings II Corp., a Delaware corporation and direct wholly-owned subsidiary of Holding Company.

“Sub” shall mean BBI Glacier Corp., a Delaware corporation and direct wholly-owned subsidiary of Holdings.

3.0  Amendment of Section 7. Paragraph (a) of Section 7 of the Rights Agreement is amended by:

3.1                               deleting the word “or” immediately preceding clause (iii) thereof and by adding a “,” immediately preceding clause (iii) thereof; and

3.2                               by adding the following new phrase immediately following clause (iii) thereof: “or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement). “

4.0  Addition of a New Section 35. The Rights Agreement is amended by adding a Section 35 thereof which shall read as follows:

“Section 35. Exception For Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, neither a Flip-In Event, an event described in clauses (a)(i), (ii), or (iii) of Section 13, a Distribution Date, nor a Stock Acquisition Date shall be deemed to have occurred, none of Parent, Holding Company, Holdings, Sub nor any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Merger Agreement or any amendments thereof, or (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement, including the Merger (as defined in the Merger Agreement).”

5.0 Effectiveness. This Amendment shall be deemed effective as of the time immediately prior to the signing of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

6.0 Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed as of the day and year first above written.

NORTHWESTERN CORPORATION

By:	/s/ Michael J. Hanson

Name: Michael J. Hanson
Title: President and Chief Executive Officer

LASALLE BANK NATIONAL ASSOCIATION,
solely as Rights Agent herein under and not within its individual capacity,

By:	/s/ Joseph Pellicore

Name: Joseph Pellicore
Title: Assistant Vice President

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